                                                                  EXHIBIT 2.1

                       STOCK PURCHASE AND SALE AGREEMENT

               THIS AGREEMENT is made and entered into as of this 4th day of November, 1996, by and between EMERGENT GROUP, INC., a corporation organized and existing under the laws of the State of South Carolina, hereinafter referred to as "Seller", and RSI HOLDINGS, INC., a corporation organized and existing under the laws of the State of North Carolina, hereinafter called "Buyer".

                             W I T N E S S E T H :

               WHEREAS, Seller owns all of the issued and outstanding capital stock (the "Stock") of CAMBRIDGEBANC, INC., a corporation organized and existing under the laws of the State of South Carolina (the "Corporation"); and

               WHEREAS, Buyer desires to purchase all of the Stock for the consideration, and upon the terms, provisions and conditions of this Agreement; and

               WHEREAS, Seller desires to sell, assign, transfer, convey and deliver to Buyer the Stock.

               NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


               I.      PURCHASE AND SALE:

               Buyer does hereby agree to purchase and Seller does hereby agree to sell, transfer and assign to Buyer the Stock subject to the terms of this Agreement.


               II.     PURCHASE PRICE AND PAYMENT:

               The total purchase price for the Stock sold and purchased hereunder ("Purchase Price") shall be Fifteen Thousand Dollars ($15,000.00). The Purchase Price shall be paid by Buyer to Seller in cash on the Closing Date as defined in Section III.


               III.    CLOSING DATE:

               The Closing of the purchase and sale of the Stock ("Closing") shall take place at the offices of Wyche, Burgess, Freeman & Parham, P. A. on or about 11:00 a.m. on October 11, 1996, or at such other time and place or on such other date as may be agreed upon by Seller and Buyer in writing ("Closing Date").


               IV.     REPRESENTATIONS AND WARRANTIES OF SELLER:

               4.1 Organization and Good Standing. The Corporation is duly organized, validly existing and in good standing under the laws of the State of South Carolina; it is duly qualified and has all requisite corporate power and authority to carry on the business of making loans insured by


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the United States Department of Housing and Urban Development (the "Business")
and to own, lease and operate its properties.


               4.2 Capitalization and Ownership of Stock. The entire authorized capital stock of the Corporation consists of 100,000 shares of common stock, no par value, of which 1000 shares have been legally and validly issued, are presently outstanding, and are fully paid and nonassessable. Seller is the owner of all of the issued and outstanding capital stock of the Corporation free of any claim or encumbrance. No other person has any right or interest in, or any option, warrant or other right to purchase or acquire, any capital stock of the Corporation.

               4.3 Binding Effect. This Agreement and each instrument executed and to be executed by Seller related thereto is the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its respective terms.

               4.4 Authorization. The execution, delivery and performance by Seller of this Agreement and each instrument executed and to be executed by Seller in connection herewith, and in consummation of the transactions provided for herein and therein, are and will be within its corporate power; will have been duly authorized by all necessary corporate action on the part of Seller by the Closing Date; and do not and will not contravene any law, regulation, judgment, decree, order or award relating to Seller or conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation of any lien, charge, security interest or encumbrance upon, any of the assets or properties of Seller pursuant to any corporate charter, by-law, indenture, mortgage, lease, security agreement, partnership agreement or other agreement to which Seller is a party or by which Seller is bound.

               4.5 Title. The Corporation has good and marketable title in and to all its assets, free and clear of all liens, charges, security interests and encumbrances of any nature whatsoever.

               4.6     All License Assets Required to Operate Business.   The
Corporation has all licenses, contract rights and other rights necessary to operate the Business other than a license to engage in the Business from the South Carolina Board of Financial Institutions.

               4.7     Employee Benefit Plans.
               (i) The Corporation does not maintain, and has not in its history maintained, directly or indirectly, and is not a party to (nor has it ever been a party to) (1) any profit sharing, stock bonus, deferred compensation, bonus, stock option, stock purchase, pension, retainer, severance, retirement, welfare or incentive plan or agreement, whether legally binding or not; (2) any plan providing for "fringe benefits" to its employees, including but not limited to vacation, sick leave, medical, hospitalization, disability, life insurance and other insurance plans, and related benefits; (3) any employment, consulting or noncompetition agreement; or (4) any other "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether oral or written (collectively referred to as the "fringe benefit plans"). For purposes of this Section 4.7 the term "Corporation" shall include any corporation which is a member of a controlled group of corporations (as defined in Section 414(b) of the Internal Revenue Code of 1986, as amended (the "Code")) which includes the Corporation; any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code) with the Corporation; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Section 414(m) of the Code) which includes the Corporation;





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and any other entity required to be aggregated with  the Corporation pursuant to regulations under Section 414(o) of the Code.

                (ii) The consummation of the transactions contemplated by this Agreement will not: (A) entitle any current or former employee of the Corporation or any other person to severance pay, unemployment compensation or any similar payment; or (B) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee or result in payments not deductible by reason of Section 280G of the Code.

                (iii) The Corporation currently has no obligation to contribute to any multi-employer plan as defined in Section 3(37) of ERISA. The Corporation has not, with respect to any multiemployer plan, ever suffered or caused a complete or partial withdrawal (as such terms are defined in Sections 4203 and 4205 of ERISA) and will not become liable therefor as a result of the transactions contemplated by this Agreement.

                4.8 Other Business Names. The Corporation has not used any other business name or address during the three years immediately prior to the Closing Date.

                4.9 Consents and Approvals. No consent of any person and no approval or authorization of, or declaration or filing with, any governmental or regulatory authority is required for the valid authorization, execution and delivery by Seller of this Agreement or the valid transfer to Buyer of the Stock pursuant hereto, other than a report to the Department of Housing and Urban Development that this transaction has occurred.

                4.10      Financial Statements.
                (i) Buyer has been furnished with the internal financial statements of the Corporation for the 12 months ended December 31, 1995. The Corporation's books and records from which such financial statements were prepared accurately reflect all of the Corporation's items of income and expense and all of its assets and liabilities. Except as noted in such financial statements, such financial statements have not been affected by transactions with affiliated companies, have been prepared in conformity with the books and records of the Corporation, are true and correct in all material respects, and present fairly the financial position of the Corporation and the results of its operations as at such date and for the period therein indicated, in conformity with generally accepted accounting principles applied on a consistent basis. Without limiting the generality of the foregoing:

                (a) The Corporation and Seller have duly filed all tax returns and reports required to be filed by them and have paid all taxes and assessments due or claimed to be due by any taxing authority, together with all interest, penalties, assessments and deficiencies assessed in connection therewith. All income tax obligations as to which the Corporation or Seller were subject as of the dates of the balance sheet referred to above were fully reserved for in such balance sheets. No tax or related liabilities are proposed to be assessed and no potential tax deficiencies are expected to be raised by any taxing authority with respect to the business of Seller or the Corporation. No waivers of statues of limitations have been given or requested.

                (b) The Corporation has no debts, liabilities, obligations or commitments of any kind or nature of a type that would be included in a balance sheet prepared in accordance with generally accepted accounting principles.





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                (ii)        Since December 31, 1995 (the "Balance Sheet Date"),
there has not been any change in the financial condition, assets, properties, liabilities, business, results of operations or prospects of the Corporation (other than changes which resulted in the balance sheet attached hereto as Exhibit 7.1(g) ("Approved Changes")), changes in general economic conditions, and changes in the normal, regular and customary course of business, or any labor trouble, property dispute, lease or contract dispute, or other claim or event, or any condition of any character whatsoever materially and adversely affecting, or which would materially and adversely affect, the financial position, business or prospects of the Corporation. Without limiting the generality of the foregoing since the Balance Sheet Date, other than the Approved Changes, the Corporation has not taken any of the following actions:

                (a) paid any dividend, redeemed or made any payment or distribution in respect of its outstanding capital stock, or paid, transferred, sold, leased or otherwise disposed of any of its assets, properties, rights, except sales and dispositions in the normal, regular and customary course of business that are reflected on the books and records of the Corporation or, other than in the ordinary course of business, cancelled any debt or claim;

                (b) incurred any obligation or liability, absolute or contingent, except current liabilities and obligations under contracts entered into in the normal, regular and customary course of business and consistent with the requirements of its business that are reflected on the books and records of the Corporation;

                (c) mortgaged, pledged or subjected to lien, charge, security interest or other encumbrance any of its assets;

                (d) suffered the loss or destruction of any assets or properties, whether or not covered by insurance;

                (e) made any change in compensation or benefits payable to any officer, employee (except in the ordinary course of business) or stockholder; or

                (f) entered into any transaction other than in the normal, regular and customary course of business.

                4.11 Asset Representations. All personal property, furniture, fixtures and equipment of the Corporation are in good working order and condition (ordinary wear and tear excepted) and have been properly maintained.

                4.12      Contracts.

                (i) The only contracts to which the Corporation is a party are contracts for the maintenance of service for some of the equipment referenced on Exhibit 7.1(g) and the Agreement with TMS Mortgage, Inc.
described below.   The Corporation has no other contracts, agreements and other instruments, nor is it or its property bound by any other document, including, without limitation, any (a) contracts for the employment of any employee; (b) leases or agreements under which the Corporation is lessee of or holds any property, real or personal, owned by a third party which is used in the Corporation's business; (c) loan, credit, guarantee, subordination or other similar





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or related types of agreements; (d) contracts or commitments for capital expenditures; or (e) contracts by which such the Corporation has agreed to limit its freedom to compete in any business or with any person or entity. No purchase orders for goods or services are outstanding. All representations and warranties of the Corporation in any contract (including, without limitation, that certain Sale and Purchase Agreement dated as of September 9, 1996, by and between TMS Mortgage, Inc., and the Corporation) were accurate and complete when made and are accurate and complete as of the date hereof.

                (ii) The Corporation is not in default under any contract, agreement or other instrument to which it is a party, and the Corporation has not received any notice or claim to the contrary. Seller does not know of any default under any such contract, agreement or other instrument by any other party thereto. Seller shall not permit and shall cause the Corporation not to modify or change any such contract, agreement or other instrument prior to the Closing Date without the prior written consent of Buyer.

                4.13      Intangibles.

                (i) The Corporation owns no copyrights, trademarks, service marks, trade names, or applications or registrations for the foregoing and has no licenses, sub-licenses, franchises and other agreements relating to the foregoing other than common law rights with respect to the name "CambridgeBanc."

                (ii) The Corporation is the exclusive owner and has the sole right to use all trademarks, service marks, and trade names presently used in the conduct of its business, none of which, to the best knowledge of
Seller: (a) is being infringed upon by any third party or (b) is subject to any outstanding claim, order, decree, judgment or judicial stipulation. No action taken by the Corporation infringes upon or otherwise violates the trademark, service mark or trade name rights of any third party, and neither the Corporation nor Seller has received any claim or notice to the contrary.

                4.14      Claims and Litigation.

                (i) There are no claims, suits, legal, administrative, arbitration or other proceedings pending or threatened against or affecting the Corporation or any of its properties, and, to the best of the knowledge of Seller, there is no existing basis for any such claim, suit, legal, administrative, arbitration proceeding.

                (ii) There are no outstanding judgments, decrees, orders or awards or specific administrative regulations relating to the Corporation or any of its properties.

                (iii) Neither the Corporation nor Seller is a party to any litigation, proceeding or inquiry, now pending in any court, or before any governmental agency or arbitrator, nor, to the knowledge of Seller, has any litigation, proceeding or inquiry, affecting the Corporation or Seller, or their businesses, been threatened which, if adversely determined, could, individually or in the aggregate, materially and adversely affect consummation of the transactions herein contemplated or the Corporation's assets or the Business.





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                4.15      Compliance with Laws. The Corporation has conducted
its business prior to the date hereof in compliance, in all material respects with all laws and regulations applicable to its respective business, assets and properties and has not received any claims or notices to the contrary.

                4.16 No Misleading Statements. Neither this Agreement nor the financial statements that have been furnished to Buyer by or on behalf of Seller or the Corporation, nor any other information furnished to Buyer by or on behalf of Seller or the Corporation in connection with the transactions contemplated hereby, nor any of the schedules, instruments or certificates executed and delivered by or on behalf of Seller or the Corporation and referred to in this Agreement and the schedules hereto or executed and delivered concurrently herewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. To the best knowledge of Seller, there is no state of facts relating to the Corporation or its businesses, assets, properties or liabilities, which has a current materially adverse affect, or is reasonably expected to have a future material adverse affect upon, the business or assets of the Corporation, except as has been disclosed in this Agreement or the schedules hereto.


                V.        REPRESENTATIONS AND WARRANTIES OF BUYER:

                Buyer represents and warrants to Seller as follows:

                5.1       Organization and Qualification.   Buyer is a
corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina.

                5.2       Authorization; Binding Effect.   Buyer has full
corporate power and all necessary authorizations to enter into this Agreement. The execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary corporate action on the part of Buyer and will not violate any provisions of its Articles of Incorporation or By-laws. This Agreement constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.


                VI.       COVENANTS OF SELLER:

                6.1 Continuance of Business. From the date hereof and through the Closing Date, Seller will cause the Corporation to:

                (a) carry on the business of the Corporation as carried on as of the date hereof in and only in, the usual, regular and ordinary course in substantially the same manner as heretofore carried on, and, to the extent consistent with such business, it will exercise its best efforts to preserve intact the Corporation's present business organization, to keep available the services of the Corporation's present officers and employees and to preserve its relationships with customers, lenders and others with whom it has business dealings to the end that its goodwill and going business shall be conducted on substantially the same basis at the Closing Date as at the date hereof and heretofore;

                (b) perform all of its obligations under all agreements, contracts and instruments relating to or affecting its properties, assets and business and which are material to its business, financial condition, results of operations or prospects;





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                (c)  maintain its books of account and records in the usual, regular and ordinary manner; and

                (d) promptly advise Buyer in writing of any material and adverse change in the financial condition, operations or business of the Corporation.

                6.2 Access to Information; Assistance in Transition. From and after the date hereof, Seller will give to Buyer and its representatives, accountants and agents, full access during normal business hours to the properties, books, records, contracts and commitments relating to the Corporation, including full access to its officers and employees and to the premises from which the Business is operated. In addition, Seller will cooperate fully with Buyer with respect to the transition of the ownership of the Corporation.

                6.3 Consents. Seller will use its best efforts to obtain the consent or approval of each person or authority whose consent or approval is required or advisable in order to permit Seller to consummate the transactions contemplated hereby.

                6.4 Supplements. From time to time prior to the Closing Date, Seller shall deliver to Buyer supplemental information with respect to any matters or events arising or discovered subsequent to the date hereof which, if existing or known on the date hereof, would have rendered any statement, representation or warranty made herein on the part of Seller or any information contained in the Schedules to this Agreement then materially misleading, inaccurate or incomplete.

                6.5 Dividends. From the date hereof and through the Closing Date, Seller will cause the Corporation not to declare, set aside, make or pay any dividend or other distribution in respect to its common stock or any bonus or increase in compensation to its officers or directors.


                VII.      CONDITIONS TO OBLIGATIONS OF BUYER:

                7.1       Conditions to the Obligations of Buyer.   The
obligations of Buyer under this Agreement are subject, at the discretion of Buyer, to the satisfaction, at or before the Closing Date, of each of the following conditions:

                (a)       Accuracy of Representations and Warranties.

                          The representations and warranties of Seller
contained in this Agreement or in any schedule or material delivered by Seller hereunder shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except as affected by transactions contemplated hereby and except that any such representation and warranty made as of the specified date (other than the date of this Agreement) shall have been true on and as of such date.

                (b)       Performance of Agreements.

                          Seller shall have performed all obligations and
agreements and complied with all covenants to be complied with by it hereunder on or before the Closing Date.





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                (c)       Contracts.

                          The contracts listed on Schedule 4.12 shall be in
full force and effect. Any consents required under such contracts shall have been obtained and proof of such consent shall have been furnished to Buyer.

                (d)       Transfer of Certificates for the Stock.

                          Buyer shall have received certificates for all shares
of the Stock, duly endorsed to Buyer, free and clear of all liens and encumbrances.

                (e)       No Law or Litigation.

                          There shall not be pending or threatened any
litigation or proceeding to restrain or invalidate the consummation of the purchase and sale of the Stock or the operation of the business of the Corporation which would, if adversely decided, materially and adversely affect the operation of the business of the Corporation after the Closing Date. No law, regulation or decree shall have been proposed, adopted, or promulgated or have become effective after the date hereof, the enforcement of which would materially and adversely affect this Agreement or the ability of Buyer to consummate the transactions contemplated hereby or to own the Stock.

                (f)       No Violations.

                          No violations shall exist or be alleged by any
governmental authority of any law, statute, ordinance, or regulations, the enforcement of which would materially adversely affect the assets or the business of the Corporation.

                (g)       Balance Sheet.

                          The assets of the Corporation shall be as set forth
on Exhibit 7.1(g), and the Corporation shall have no liabilities other than as provided in Subsections 7.1(h) and (i) below.

                (h)       Real Property Sublease.

                          Seller and the Corporation shall have entered into a
one-year sublease with respect to the premises located at 1200 Woodruff Road, Unit C-4, in substantially the form attached hereto as Exhibit 7.1(h).

                (i)       Equipment Lease.

                          Seller and the Corporation shall have entered into a
one-year lease for certain office equipment in substantially the form attached hereto as Exhibit 7.1(i).


                VIII.     CONDITIONS TO THE OBLIGATIONS OF SELLER:

                8.1       Conditions to the Obligations of Seller.   The
obligations of Seller under this Agreement are subject, at the discretion of Seller, to the satisfaction, at or before the Closing Date, of each of the following conditions:





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                (a)       Accuracy of Representations and Warranties.

                          The representations and warranties of Buyer contained
herein shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except as affected by transactions contemplated hereby and any representation and warranty made as of a specified date (other than the date of this Agreement) shall have been true on and as of such date.

                (b)       Performance of Agreements.

                          Buyer shall have performed all obligations and
agreements and complied with all covenants to be performed and complied with by it hereunder on or before the Closing Date.

                (c)       Delivery of Payment.

                          The delivery to Seller of the cash payment provided
for under Section II shall have occurred.


                IX.       INDEMNIFICATION:

                9.1 Seller's Indemnification. Subject to the limitations hereinafter set forth, Seller shall indemnify and hold harmless Buyer and its parents, subsidiaries, successors and assigns from and against all costs,
losses, claims,   liabilities, fines, penalties, damages and expenses
(including any interest and court costs imposed in connection therewith and reasonable fees and disbursements of counsel), incurred by reason of:

                (i) any breach or inaccuracy of any of the representations, warranties, covenants or agreements made by Seller in this Agreement; and

                (ii) any attempt (whether or not successful) by any person to cause or require Buyer to pay or discharge any debt, obligation, liability or commitment of the Corporation the existence of which would constitute a breach of any representation, warranty, covenant or agreement made by Seller in this Agreement.

                In addition, Seller shall perform any obligations of the Corporation pursuant to that certain Sale and Purchase Agreement dated as of September 9, 1996, by and between the Corporation and TMS Mortgage, Inc., a New Jersey corporation.

                9.2       Buyer's Indemnification.   Buyer shall indemnify
and hold harmless Seller, its parents, subsidiaries, successors and assigns, from and against all costs, losses, claims, taxes, liabilities, fines, penalties, damages and expenses (including any interest and court costs imposed in connection therewith and reasonable fees and disbursements of counsel) incurred by Seller in connection with any breach or inaccuracy of any of the representations, warranties, covenants or agreements made by Buyer in this Agreement.

                9.3       Equitable Relief.   The indemnification as provided
in Sections 9.1 and 9.2 hereof shall be in addition to any equitable relief which Buyer or Seller might otherwise be entitled to obtain against the other.





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                9.4       Actions.  Any indemnity payment under this Agreement,
or any documents delivered hereunder, shall be made in cash within 30 days after notice from the party entitled to indemnity (the "Indemnified Party") to the party required to provide indemnity (the "Indemnifying Party") of the payment made or the cost incurred and which provides a basis for such indemnity. If any claim is hereafter made against an Indemnified Party by a third party with respect to which the Indemnified Party believes it is entitled to indemnification under Sections 9.1 or 9.2 hereof (herein called the "Claim"), the Indemnified Party shall give written notice thereof to the Indemnifying Party. Such notice shall be given in the manner provided in this Agreement within a reasonable time after the Indemnified Party shall become aware of the Claim. Within 15 days after the giving of such notice, the Indemnifying Party may assume the defense of the Claim, and failing such defense, the Indemnified Party shall have the right to satisfy, compromise or defend the Claim. At the request of the Indemnifying Party, the Indemnified Party shall cooperate with the Indemnifying Party in the defense of any Claim, provided that the Indemnifying Party has assumed the defense of such Claim in accordance with the preceding sentence and that all reasonable costs of the Indemnified Party shall be reimbursed by the Indemnifying Party upon demand.
The Indemnified Party shall have the right to be represented by counsel at its own expense in any contest, defense, litigation or settlement of any Claim conducted by the Indemnifying Party, provided, however, that the Indemnified Party shall be entitled to reimbursement therefor if the Indemnifying Party shall fail to exercise its right to defend and settle such Claim as herein provided.


                X. POST-CLOSING OBLIGATIONS:

                After the Closing Date, Seller shall deliver to Buyer, at such time as Buyer may reasonably request, such other documents and things as Buyer may reasonably request to consummate the transactions contemplated by this Agreement or related documents. In addition, Seller agrees to prepare and cause to be timely filed Forms W-2, 941, 940, 1099, and any other governmental form or tax return required to be prepared or filed as a result of operation of the Corporation prior to the Closing Date. Buyer agrees to cooperate with Seller in connection with such filings and reports.

                XI. GENERAL PROVISIONS:

                11.1      Survival of Representations, etc..   Each party
hereto agrees that its representations, warranties, covenants, agreements and indemnities contained in this Agreement or in any ancillary document shall survive the execution of this Agreement and the consummation of the transactions contemplated hereby. However, neither party shall be entitled to make any claim against the other based upon any representation, warranty, covenant, agreement or indemnity contained in this Agreement or in any ancillary document after three years from the Date of Closing.

                11.2      Waivers.   No action taken pursuant to this
Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained in this Agreement or in any related document. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

                11.3      Expenses.   Whether or not the transactions
contemplated by this Agreement are consummated, the parties hereto shall each pay the fees of their own accountants and other experts.





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



                11.4 Notices. All notices and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if hand delivered or mailed, certified mail, return receipt requested, postage prepaid, to the party to which the same is so given or made.

If to Buyer:

                RSI Holdings, Inc.
                245 East Broad Street, Suite A
                Greenville, South Carolina 29601

with a copy to:

                Wyche, Burgess, Freeman & Parham, P.A.
                44 East Camperdown Way
                Post Office Box 728
                Greenville, South Carolina 29602-0728
                Attention: Jo Watson Hackl


If to Seller:

                Emergent Group, Inc.
                Post Office Box 17526
                Greenville, South Carolina 29606

with a copy to:

                Wyche, Burgess, Freeman & Parham, P.A.
                44 East Camperdown Way
                Post Office Box 728
                Greenville, South Carolina 29602-0728
                Attention: C. Thomas Wyche


                11.5   Entire Agreement.   This Agreement (including the
schedules hereto) constitutes the entire agreement, and supersedes all prior oral and written agreements and understandings among the parties hereto with respect to the subject matter hereof.

                11.6   Headings.   The section and other headings contained in
this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                11.7   Counterparts.   This Agreement may be executed in any
number of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument.

                11.8 Broker. Seller and Buyer agree that they have negotiated directly with each other and that no broker or finder is entitled to any commission in connection with this Agreement or the transactions contemplated hereby. Seller or Buyer (the "Indemnifying Party") will indemnify and





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hold the other harmless from any claim, loss, liability or expense in respect to brokerage or finders' fees arising out of the transaction contemplated hereby asserted by any person claiming to have been engaged as a broker or finder by the Indemnifying Party.

                11.9   Governing Law.   This Agreement shall be construed as to
both validity and performance and enforced in accordance with and governed by the laws of the State of South Carolina, without regard to its conflict of laws doctrine, applicable to agreements made and to be performed in South Carolina.





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                IN WITNESS WHEREOF, the parties have executed this Agreement or caused it to be executed on their behalf by a person thereunto duly authorized, as of the date first above written.





                                             SELLER


ATTEST:                                      EMERGENT GROUP, INC..


/s/ C. T. Wyche                              By: /s/ John M. Sterling, Jr.
--------------------------                       -------------------------------
Secretary
                                             Title: Chairman and CEO
                                                    ----------------------------



                                             BUYER



ATTEST:                                      RSI HOLDINGS, INC.


/s/ C. T. Wyche                              By: /s/  Buck A. Mickel
--------------------------                       -------------------------------
Secretary
                                             Title: Vice President
                                                    ----------------------------


[All exhibits omitted.]





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